Exhibit 10.5
August 12, 2011
LOAN COMMITMENT LETTER
Mr. Hugh H. Cooper
Senior Vice President and Treasurer
Swisher Hygiene, Inc.
4725 Piedmont Row Drive; Suite 400
Charlotte, NC 28210
Dear Hugh:
I am pleased to inform you that the credit committee of Wells Fargo Equipment Finance, Inc. has approved your loan request in the amount totaling $18.6 million, subject to the conditions stated below. The following is a summary of the conditions of the proposed transaction:

Borrower:	Choice Environmental Services, Inc.

Guarantors:	Swisher Hygiene, Inc.; Swisher International, Inc.; HB Services, LLC; and all other guarantors under the Wells Fargo Bank credit facility in place as of this date.

Lender/Agent:	Wells Fargo Equipment Finance, Inc., its successors or assigns

Collateral:	1) Certain vehicles now owned by Choice Environmental Services, Inc. and subsidiaries.

2) New and/or used vehicles to be acquired by Choice Environmental Services, Inc. and subsidiaries.

Purpose of Loan:	Equipment Finance

Loan Amount:	1) For the existing vehicles the loan amount will be the lesser of $13.6 million or 80% of the appraised orderly liquidation value of the specific collateral.

2) For the new vehicles the loan amount will be 100% of the cost of the vehicles not to exceed $5 million in aggregate total cost.

Borrower may use all or part of the commitment allocated to new vehicles for used vehicles subject to appraisal with same terms and conditions, and a similar average age, as the existing vehicles referenced above.

Pricing:	1) For the existing or used vehicles, the applicable loan schedule will be priced at 270 basis points above the 4-year US Swap rate at the time each loan schedule is prepared.

2) For the new vehicles, the applicable loan schedule will be priced at 285 basis points above the 5-year US Swap rate at the time each loan schedule is prepared.

Amortization:	All loan schedules will be fully amortized over the term of the loan.

Loan Term:	1) The existing or used vehicles will be on a 48-month term

2) The new vehicles will be on a 60-month term

Frequency of Payment:	Monthly in arrears

Additional Costs:	All reasonable out-of-pocket expenses and other costs normally associated with an equipment loan will be paid by the Borrower.

Covenants:	This loan and all promissory notes thereto shall be cross-defaulted to the Wells Fargo Bank credit facility.

Fee:	A fee of $30,000 shall be paid to Lender/Agent at closing to offset Lender/Agent’s cost for arranging an Agency Agreement and Titling Trust to service the loan.

Appraisal Fee:	1) For the existing vehicles, Lender/Agent will engage an outside firm to appraise the vehicles at the direction of and subject to the required scope of Lender/Agent’s Equipment Management Group. This fee will be paid by Lender/Agent to the appraisal firm and reimbursed to Lender/Agent by Borrower.

Documentation:	Lender/Agent will prepare all necessary documentation using Lender/Agent’s documents. Lender/Agent will bill, collect and act as titling agent for all collateral hereunder.

Documentation Fee:	For the initial two loan schedules, a $1,500 documentation fee per loan schedule will be collected at each funding for a total of $3,000. For each subsequent loan schedule, a $500 documentation fee per loan schedule will be collected at each funding.

Prepayment Penalty:	1) For the equipment financed under any loan schedule with a term of 48-months, any loan schedule may be prepaid in whole at any time by paying to Lender/Agent the unpaid principal balance thereof, determined by using the simple interest method at the rate set forth herein plus all other amounts due and owing and a prepayment premium of 3% during months 1-12, 2% during months 13-24, and 1% during months 25-36. After month 36 there will be no prepayment penalty.

2) For the equipment financed under any loan schedule with a term of 60-months, any loan schedule may be prepaid in whole at any time by paying to Lender/Agent the unpaid principal balance thereof, determined by using the simple interest method at the rate set forth herein plus all other amounts due and owing and a prepayment premium of 4% during months 1-12, 3% during months 13-24, 2% during months 25-36, and 1% during months 37-48. After month 48 there will be no prepayment penalty.

Insurance Requirements:	Wells Fargo Equipment Finance, Inc. requires adequate insurance on the collateral and to be named as Loss Payee.
This commitment must be accepted by returning the signed duplicate of this commitment letter to Wells Fargo Equipment Finance, Inc. on or before the close of business on August 12, 2011. If the full commitment amount of $18.6 million is not utilized before June 30, 2012, the remaining amount of the commitment will expire and the credit and terms must be reviewed and will be subject to change based upon the then current economic conditions.
This commitment will survive execution and delivery of the Master Loan and Security Agreement and related documents (the “Loan Documents”) to be executed and delivered by Lender and Borrower in connection with transactions contemplated herein but will be subject to the terms and conditions of such Loan Documents. This commitment will terminate upon the occurrence of an Event of Default under and as defined in that certain Credit Agreement dated March 30, 2011 between Swisher Hygiene, Inc. and Wells Fargo Bank, National Association or under and as defined in the Loan Documents.

In consideration of Wells Fargo Equipment Finance, Inc. making this commitment, an Agent Syndication Fee of $30,000.00 shall be due with this letter. If through no fault of Wells Fargo Equipment Finance, Inc. this commitment is not utilized, this fee is non-refundable.
This commitment will terminate and we will have no obligation to advance loan proceeds if on the day the loan is closed the rate of interest, adjusted by any other finance charges set forth herein, is usurious.
Funding under this commitment is further subject to receipt of all required loan and syndication documentation, signed and dated and in form and substance reasonably acceptable to Wells Fargo Equipment Finance, Inc. and its successors and assigns.
This commitment is subject to the terms as outlined and other reasonable and customary conditions precedent to close for transactions of this type.
If the foregoing is acceptable, please so indicate by signing this letter in the space provided below and returning it, along with the Agent Syndication Fee.
Sincerely,
/s/ Daniel DeVries
Daniel DeVries
Vice President – Syndications
This commitment is accepted this 12th day of August, 2011, and the undersigned agrees to be bound by all of the above terms.
Choice Environmental Services, Inc.
By:  /s/ Thomas Aucamp                Its:  EVP